Exhibit 99.1

American Financial Group and American International Group Announce Completion of AFG’s Purchase of Crop Risk Services from AIG

Cincinnati, Ohio – July 3, 2023 – American Financial Group, Inc. (NYSE: AFG) and American International Group, Inc. (NYSE: AIG) announced today that AFG completed the purchase of Crop Risk Services (“CRS”) from AIG.

CRS is a primary crop insurance general agent based in Decatur, Illinois, and the seventh largest provider of multi-peril crop insurance in the United States, based on 2022 premiums. American Financial Group’s Great American Insurance Group has been providing crop-hail coverage since 1915 and began writing multi-peril crop insurance in 1980 after Congress authorized the program. Great American’s Crop Division generated gross written premiums of approximately $1.8 billion in 2022 and is the fifth largest provider of multi-peril crop insurance in the United States. Following the transaction, Great American will remain the #5 ranked writer of U.S. crop insurance and the largest U.S.-owned participant in the United States multi-peril crop insurance program.

Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel for AFG. Evercore Group L.L.C. and Sidley Austin LLP acted as financial advisor and legal counsel, respectively, for AIG.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies offer insurance solutions that help businesses and individuals in approximately 70 countries and jurisdictions protect their assets and manage risks. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

AFG Contact:
Diane P. Weidner, IRC
Vice President – Investor & Media Relations
dweidner@amfin.com
(513) 369-5713

AIG Contacts:
Quentin McMillan (Investors)
quentin.mcmillan@aig.com

Dana Ripley (Media)
dana.ripley@aig.com

Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com
www.AIG.com

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AFG2023-13